Exhibit 99.1

CEOCAST

Moderator: Tony Cataldo
April 26, 2007
10:30 am EDT

Operator:	Good morning. My name is (Regina) and I will be your conference operator today.

At this time, I would like to welcome everyone to the VoIP Bank Investor Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press the pound key.

I will now turn the call over to Mr. Cataldo, Chairman and Chief Executive Officer. Thank you. You may begin your conference.

Anthony Cataldo:	Good day everybody.

I am Tony Cataldo and I am VoIP, Inc.’s Chairman and Chief Executive Officer. I’m also joined today by Shawn Lewis, the company’s founder and Chief Technology Officer.

Before we begin, I’m going to read the following statements -- the Safe Harbor Statements about the Company's future expectations and all other statements in this conference call other than historical facts, are 'forward-looking statements' within the meaning of Section 27A and the Securities Act of 1933, Section 21E of the Securities Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.

The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as the assumptions made by and information currently available to the Company or its management.

Forward-looking statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected.

In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

The Company is under no obligation to update matters discussed on today’s call to reflect subsequent events.

Now I’d like to start discuss our business.

Today we decided to hold a conference call for the investment community for the first time. We appreciate the patience and loyalty that our shareholders have demonstrated during the time which has been very challenging for the new management team.

I joined the company in mid-September of last year as its Chairman and CEO. While I have extensive experience in turning companies around and restructuring operations, I must admit that the challenge here was a lot greater than anticipated.

While I was attracted by the promise of the company’s technology and the company’s founder, Shawn, once I got into it, I can’t say I was totally surprised, but there were some surprises in there as there always is in trying to rectify the situation.

Simply put, this company could have easily been put into bankruptcy at that time. The balance sheet was a disaster. We were a money-losing business.

The company had no cash and a network that needed capital to develop it which really didn’t have the working capital for Shawn to continue to develop it at that time.

We had had accounts payable that were past - in excess of $9 million and short prospects that were bleak.

Today, it’s a much different situation. While the company still faces some challenges, it is not going out of business, we have attracted blue-chip customers, stabilized our operations, received new capital and had continued our operating results, to increase our operating results, every month.

Many of you, I’m sure, have seen recent announcements about relationships we have entered into with blue-chip companies in the Internet and telecom sector. There are many other companies that we have added and we’ll continue to add and/or on the verge of reaching deals very shortly.

I have asked Shawn to discuss why these blue-chip companies in the Internet world and the telecom world have continued to select VoIP’s network.

And then I’ll go through the financial statements after Shawn takes over describing what’s going on with our technology.

Shawn?

Shawn Lewis:
The network has continued to expand over the course of the past four to five months in network expansion to our own network. More and more demand is now placed on Voice over IP services for quality of service levels.

Previously, quality service levels were lower than many other networks that existed. And today, many of the companies are moving to a small-to-medium business or large enterprise and the service is being comparable to new services.

Additionally, some of the newer services are taking place and being developed in the marketplace related to wireless networks, Wi-Fi networks and other innovative approaches to communications place us in a very unique position.

All the technology in our network is owned by us and what I mean by that is all the intellectual property associated with the switches with the media gateways with all the services we have developed those services from scratch or have patents for those services and continued to press on working, developing new applications. And we’ve just become a greater, greater interest over time.

Tony?

Anthony Cataldo:	Yeah.

Hopefully, you can all see the value that the technology brings with all of the millions of dollars that have been invested in it.

I would also like to share with you what this means for you as an investor. For fiscal 2007, we expect to generate revenue in excess of $30 million; gross profit in excess of $10 million and EBITDA in excess of $1 million.

For many of you, this will seem like quite a stretch for a company that generated just $3.7 million in the first quarter of this year.

Our ability to grow our network and our continued ability to receive high profile customers is why this is growing rapidly.

For example, on that - in April, our network will carry significant increases in minutes in traffic. By the end of the quarter, we expect that to continue as we grow with new deals and our current business growth.

The rapid growth is based on the visibility we have into new customer additions and increases in usage by our network with existing customers for the same reasons Shawn has outlined to you. Of course, revenue growth will be commensurate with the use of our network.

We expect second quarter revenue in excess of $4 million with significant increases in revenue during the second half of the year. For the third quarter, we anticipate revenues in excess of $7 million and our first quarter of positive EBITDA.

In the fourth quarter, we also anticipate GAAP net income in excess of $1 million. We are even more excited about our prospects for fiscal 2008.

With a high proportion of fixed costs, as we drive more traffic through our network, revenue and earnings will grow rapidly.

Now, I’d like to open this call up for questions and I’m sure many of you have. So by all means, let’s get some questions and let’s answer what you need to know.

Operator:	Again, if you would like to ask a question, please press star then the number 1 on your telephone keypad.

Again, star-1 if you wish to ask a question at this time. We will pause for just a moment to compile the Q&A roster.

Please hold while we continue to do the roster.

Please continue to hold. Your first question comes from (Dave Ebershoff) with (Islands and Highland).

(Dave Ebershoff):	Good morning Tony.

Anthony Cataldo:	Hey (Dave), how are you?

(Dave Ebershoff):	Good, thanks.

Who got noticed of this meeting? And how did it get noticed?

Anthony Cataldo:	There was a press release that was sent out early yesterday morning.

(Dave Ebershoff):	To who? To just the general media?

Anthony Cataldo:	To everybody. A press release goes out to all media, and everybody else.

(Dave Ebershoff):	Do you have an investor group email system set up so as you can notice people of these kinds of things?

Anthony Cataldo:	Well, I just always assume that a press - that any investment group automatically, you know, monitors our press releases.

But no, we don’t specifically…

((Crosstalk))

Anthony Cataldo:	Well, you know, like I said, it’s generally the course where, you know, press releases go out to all - all investment groups do monitor press releases.

(Dave Ebershoff):	Okay.

Anthony Cataldo:	So we didn’t specialize or specifically identify any particular group.

(Dave Ebershoff):	What’s causing the stock to go down, in your opinion? You took over, it was at 50 cents, now it’s a 15 cents.

Anthony Cataldo:	Well, look, it’s selling, all right.

And the question that you can ask is why do people sell? They sell for many reasons.

There were significant investments in the company over the last year, which started really about a year ago and those investments matured into where people could start selling under Rule 144. And there is selling.

I think what people fail to realize is while there is selling, there’s also significant buying of the stock. So I know the impression is that why do people sell, they have many reasons for selling.

You know, what I’d rather focus on is why do people buy?

Obviously, we see - we probably traded over the last 10 days 12 million shares. Now, it’s frustrating for us to see that. But it is heartening for us to also see that there are significant buying out there.

So obviously, somebody believes that this isn’t going out of business and we’re not.

(Dave Ebershoff):	How much of the PIPE financing is still left that people are dumping on the market? Or do you have any way of telling?

Anthony Cataldo:
Well, you only can tell after all conversions have met, so I don’t like to use the word dumping and things like that. I think, you know, that the market kind of adjusts itself to wherever it perceives what’s happening.

One of the reasons why we held the conference call today is to let folks know that this business has turned around and ultimately those realities are going to become very obvious with the buying community which will extend itself beyond the current buying community.

There are debentures out there that are still out there that could continue to convert into those debentures. We had a very significant plan in how to move the company forward based upon the past investment and of the current needs and Shawn and I and Bob Staats feel extremely confident about our prospects going forward and anticipate material growth in our market cap valuation in spite of the convertible debentures.

(Dave Ebershoff):	Okay.

I won’t monopolize this. But I will have some other questions later on but go ahead with other people.

((Crosstalk))

Operator:	Our next question comes from (Kevin Thompson) with 033 Asset Management.

(Kevin Thompson):	Hi…

Anthony Cataldo:	Hi (Kevin).

(Kevin Thompson):	…how are you doing?

Can you describe the state of the balance sheet today as well as update us on the Google relationship. Thanks.

Anthony Cataldo:	I’ll handle the balance sheet side.

The balance sheet has turned around significantly in the form of our debts gone down. We will be filing our 10-Q here in really just a few days.

That will reflect a much different balance sheet than was reflected in our last 10-K so I won’t give out those numbers but I will say that debt has gone down tremendously, our assets remained very fixed at a high level, and our balance sheet won’t make you throw up anymore.

(Kevin Thompson):	That sounds great.

Anthony Cataldo:	Shawn?

Shawn Lewis:
Yeah, let me answer. In regards to Google and I would most definitely say all of our customers, many times because the relationships were governed by nondisclosure agreements so any questions pertaining to those customers we’re not going to be able to answer any specifics to it.

I just want to advice everybody that, you know, each time we’re asked the question in regards to those customers, we’re not going to be able to answer those questions.

(Kevin Thompson):	Well, you know, at some point, correct me if I’m wrong. But at some point, Google becomes a material part of your revenues and you're going to have to break that out, correct?

Anthony Cataldo:	Yeah, under Rule (FD) once you go over 10% of your revenue, there is a (Reg FD) requirement to break that out, and of course we would do that. We do follow the rules.

(Kevin Thompson):	Will that be broken out in this quarter in the 10-Q?

Anthony Cataldo:	You're asking me things that I can’t respond to you yet, but you won’t be disappointed.

(Kevin Thompson):	Okay, thank you.

Operator:	Our next question comes from (Andrew Sinclair) with (Buckingham) Research.

(Andrew Sinclair):	Well, you kind of alluded to the fact you can’t answer questions about clients, but I was curious how you could help Vonage in what that might be all about, that was one - my first question.

Anthony Cataldo:	Yeah, Shawn.

Shawn Lewis:	Sure.

In regards to, you know, where you can assist Vonage I mean, I can only interpret that, you know, today to being, you know, what type of services could we sell a company like Vonage and that could range - you know, that could be anywhere from local phone numbers to termination, to any other advanced services that would occur in a telephony network and for speaking in regards to the patents, again, there’s nothing to be said on that topic.

Anthony Cataldo:	But we continue to have these high profile blue-chip companies as customers and really look forward to growing relationships with them.

(Andrew Sinclair):
How are your patents - that you guys have what - half a dozen, a dozen patents? If there’s 2000 patents out there on VoIP technology, how are yours advantageous? What’s your competitive advantage there?

Shawn Lewis:	If you take a look at the patents to which we have, they’re not necessarily related to Voice over IP, they’re related to call control architectures and such for that.

In many cases, they would predate a VoIP patent and be more or less a governing control or a process-type patent in which it would be utilized for say Click-to-Call which is not specific to VoIP and it does not need to be but it would, you know, and envelop utilizing web access and some other components to make Click-to-Call or other types of call control features.

So, you know, as everybody’s aware, any type of intellectual property battle that could take place is usually not positive, you know, and could be very costly on both sides for both people. So we’d much rather be able to work with folks in the market than start pursuing a legal action.

But, you know, ultimately, that may be the end results in some cases.

Anthony Cataldo:	Yeah well, I’ll add to the fact that our patents in our opinion, and also we’ve gone through a review with three different law firms now to assess that, are quite significant.

We do feel that we - actually, in point of fact, our patents are referenced in a lot of other people’s patents, prior to ours - and that says an awful lot. And Shawn is accurate in that our patent strategy is a parallel strategy, but most important thing to us right now is let’s run a business, build our revenue base and make money and in turn earnings.

And then a patent strategy unfolds as you try to work with people. In some cases, we are working with customers that do go through our patents. And, you know, there’s all kinds of ways of handling that.

As Shawn said, there’s a significant investment to testing the validity of your patents, but we’re very comfortable with our patent situation as well as additional technologies that are coming out.

(Andrew Sinclair):	Thank you.

Operator:	Your next question comes from (Brad Herr) with (MEMA).

(Brad Herr):	Tony, good morning.

Anthony Cataldo:	Hey, hi (Brad).

(Brad Herr):	How many shares are outstanding today?

Anthony Cataldo:	One hundred and twenty-nine and some odd million shares.

(Brad Herr):	What…

Anthony Cataldo:	One hundred and twenty-nine…

(Brad Herr):	…what about all the contingencies of your fully diluted…

Anthony Cataldo:	Yeah.

Well, fully diluted is - it can be broken out into several categories. For instance, if we were fully diluted, where everybody exercised all warrants and converted all shares, those two things, that would bring the share count significantly over 200 million.

However, it would also bring about $22 million of cash into the company’s coffers.

There are other strategies in place now which we cannot get into any specifics about where we think we can minimize the dilution effect of certain debentures with the cooperation of, you know, restructuring other elements of those debentures and possibly our ability to buy those debentures back. That is part of our plan.

So, you know, our job right now is, you know, we’ve gone through the first phase of, you know, turning the company around, correcting the balance sheet and moving the company forward with high profile significant customer base.

Those are things that impact dilution. Ultimately, Shawn and I and Bob and the employees of the company, we’re shareholders too. We’re just as concerned about dilution as you are. It impacts us in a meaningful way.

So we know what our task is in front of us. This company is a lot different company than it was six months ago, and that will become very obvious over the next several months as we continue to be successful on our business model, which we are by the way.

(Brad Herr):	Okay.

You know, (Dave Ebershoff), asked a question about the selling earlier. I really think it has a lot more to do with the PIPE financier’s motivation, you know, the lower they can push the price of the stock, the more shares they get, and if you…

Anthony Cataldo:	That’s actually not true.

There’s a floor on their ability to convert shares of 18 cents which is actually slightly above market right now. There is no advantage for them to push it below that level. There’s no advantage for them to not sit back and let the stock perform.

People sell shares based upon many reasons and none of those reasons we can control once they’re eligible for the selling of their shares.

(Brad Herr):	All right.

Are you doing anything to maybe show them a bid to work them out in a single file order? And that might be a good idea.

Anthony Cataldo:
Yeah. The best thing that we can do is what we are doing. Building a real business and at some point in time, reality is going to hit in and it’s really a matter of their appetite of do they want to liquidate their position, which they’re allowed to do under the specific rules at a low level which, you know, perhaps is happening; or do they want to be intelligent, sit back, and let this company build its value.

We have no control over that but we do control how we run our business and we can control how we can invest our time and our efforts and our capital into restructuring this thing.

Operator:	Your next question comes from (Semka Maynan) with (InterLink) Research.

(Semka Maynan):	Hello. This would be to Mr. Cataldo. I’d like to know if you are able to assure shareholders that we would - or could you explain, do we still need more funding.

Could you assure shareholders that we’re not going to be offering any stock below the 18 or 20-cent level so share - so new people will be able to invest with the confidence that they will know that we will not be offering anything at these levels or at any discounts. And I think there will be a benefit to shareholders if you could explain it right now.

Anthony Cataldo:	Right.

Look, there’s two aspects of capital that are important. The first aspect is when you have a company that is going out of business and needs saving, you raise money in the best possible way that you can with the best instruments that are available to you at the time.

There also are certain legacy investments that happen well before the new management came in to the company which you have to deal with, you can’t ignore them.

The company will not make any investment that it feels is dilutive to the company, particularly since the company has now turned around the business model and we’re moving forward.

So the answer is, any capital left that would be raised or required to be raised to grow the business will be raised in way that is not dilutive, in fact it - that is reversed. That brings value to the table includes - and includes the increase in the value of the company.

And remember, we’re in the same boat. We also are very, very, very cautious of what our own position is in relationship to our ownership of the company.

So we don’t like hurting ourselves or our shareholders. We’re in the same bed.

Operator:	Your next question comes from (Latte VS Powell) with Edward Jones.

(Latte VS Powell):	Yes.

My question is dealing with the news in the press releases about the company. Since I’ve become an investor, it’s been very hard for me to find information about the company.

Do you plan on - as you go forward, to put out more press releases and more news so that the investors can be more informed about what’s going on with this company?

Anthony Cataldo:
Well, since I’ve been on board, the company has made significant announcements in the form of press releases in blue-chip telecom and Internet companies that are - that have signed up with the company, in our click-to-call business, in our network increase, and that will continue.

As a bulletin board company, you have a limited sphere of influence that you can have out in the marketplace. Our goal is to not be a bulletin board company next year, to go ahead and to advance ourselves, which we feel we can do into, you know, the better markets which are the NASDAQ small cap and main listing markets.

We will continue to advance our cause. Press releases are only released in this company after we have had, we have done something that is material.

We don’t announce letters of, you know, letters of intent, LOIs, because the only announcements that you see from this company, and have seen from the company over the time period that I’ve joined with Shawn is announcements that have actually already happened. And those announcements are translating into the continued growth and stability of the company.

So we’ll do whatever we need to do in the form of, you know, getting the news out. Part of that is you really - it’s a card game in the bulletin board world. You have to hold your cards close to your vest until you're ready to go ahead and show what you’ve got in anticipation of winning the game.

We have stayed under the radar screens on certain things until we were able to get out there and go in front of the marketplace with credibility and demonstrate that the company has significant technology being bought by companies of significance.

And believe me, their due diligence is much, much more thorough because they understand the telecom world, they make any kind of Wall Street due diligence can do in relationship to who they select as their vendors. We’re in really good shape here.

Operator:	Your next question comes from (Steven Bensfine) with (New Bridge) Security.

(Steven Bensfine):	How are you doing Tony?

Anthony Cataldo:	Hey.

(Steven Bensfine):	Hi Shawn. I’m doing great, thanks.

Not to beat the dead horse, my question is about the convertible notes because they are a pretty big hook in holding the price down.

I know that you’ve been - you have a great plan to get rid of the convertibles and you’ve been working on it pretty diligently now for a couple of weeks, months, whatever, traveling and trying to get the best you can because you don’t want to take toxic financing and trade it for less toxic financing.

Is there any timeframe that you have that you feel most of these convertibles will be done away with or purchased back?

Anthony Cataldo:	Well, not to beat the dead horse, but we are a little bit but that’s okay.

Look, these convertible debentures go out one of two ways from our company’s perspective.

One, by people doing what’s happening over the last several weeks; people buying every time they want to sell. As far as I’m concerned, you know, who’s ever buying right now should be pretty happy campers.

And the debentures are ultimately they run out of their ability to sell because there is a floor on this, it is a fixed floor and they can only convert up to a certain point of their investment.

The other thing is with the ability to buy back those debentures under an institutional type offering with a much more well structured and preferential treatment in relationship to a new investment and then there is a third item that ought not go unnoticed and ought not be un-thought off and that is make money as a company, bring in profits, and use your profits to reinvest into your company.

That’s what we’re all about right now.

Operator:	Your next question comes from (Steve Dakota) with (Dakota) Investment.

(Steve Dakota):	Hey, good morning guys.

((Crosstalk))

(Steve Dakota):	How are you doing?

Can you - a couple of questions - can you talk about some of the lawsuits that were in the past that you had discovered when you came on board and kind of the state that those in and then I have a follow-up question?

Anthony Cataldo:
Yes, just - to net it all down, there were 16 some odd lawsuits when I came in to the company. We’re down to one - actually two. We’ll be down to one at the end of this week and that one, we may elect to settle out but it’s so small, and insignificant, non-material.

You may choose not to - any of the material, we’re done with - we’re out-of-lawsuit business now.

We’re done with that. We’ve done a really good job. I’d like to thank Bob Staats who’s been in there. And also Gary Post, one of our board members who’s been in there helping us mitigate and eliminate these lawsuits.

We’re not in the lawsuit business anymore. That’s a really good thing to go. And what was the second part of the question (Dakota)?

Operator:	Your next question comes from (Jimmy Bell), a private investor.

(Jimmy Bell):	Hi Tony, Bob, and Shawn. It’s good to hear from you.

((Crosstalk))

(Jimmy Bell):	I have quite a few questions but I’ll try not to take too much time.

Anthony Cataldo:	I’ll let you take two because I do want other people to be able to ask questions. So pick your best two.

(Jimmy Bell):	Okay.

Has the - well, let me go through my list here.

As far as the stockholders, you’ve mentioned in the annual shareholders meeting that you were going to have certificates confirmed by the auditing firm.

And has that process started and how long do you think it’s going to take in an effort to help us with verifying, that we don’t have naked shorts out here driving the market down continually.

Anthony Cataldo:	Right. You are referencing something that there are abilities for shareholders and even non-shareholders to do what’s called naked selling and short selling.

It’s very, very difficult to track all of that. The best thing we - look, shorts are a real pain in the butt. And they really do drive you nuts and they tend to drive the stock down, but shorts only work in a short period of time, especially if you’ve got a real business.

When you have a real business like we do, ultimately, we will win this in relationship to the fundamentals of the company because shorts only work if you’ve got a company that’s going out of business and doesn’t have any fundamentals to it.

This company is a really good business that is growing rapidly, that is going to throw off significant income in the future. We will beat these shorts and that’s the way to track it.

Other things you can do in relationship to restructuring that the company is looking into. But again, our main focus is not to get out here and try to manage the stock market and the buying and selling of the company.

Our job is to focus on growing our business and with that, we will overcome any kind of shortfalls that face us in relationship with the fundamentals of the business.

Your other question?

(Jimmy Bell):	Okay.

This is more lengthy and more complex, but I know you can’t speak too much on your primary customers, but there has been a lot of news lately concerning the anticipated participation with Vonage.

And with Vonage’s issues in the court system where there’s a possibility or statement that was issued by Vonage indicating that they may have to face bankruptcy.

I don’t really see that being a long term reality, but as our company grows, if we get customers that - no matter who they are, that require us to improve our network systems, then we have to expand large finances to do that.

How could we be defensive in protecting the company or from a situation like Vonage where we go out and - or any other large customer, when we go out and spend a lot of money to do infrastructure to accommodate their service needs and then turn around and wind up with a problem of losing their business from things beyond their control like the Verizon Vonage issue and then we’re strapped with a lot of debt without the ability to generate revenue from the investment.

Anthony Cataldo:	Well first of all, we’re not held hostage to any one particular customer, and I don’t think the market understands that just yet.

The other thing is we’re not here to talk about any other customer or client that has any issues going on. We’re quite comfortable in our relationship with all of our customers as well as their ability to go forward as a business.

There’s been a lot of positive things that have happened over the last few days. We are not in the position to comment, one way or another on that, but we’re very happy with our relationships right now.

Shawn, do you have anything else to add?

Shawn Lewis:
No, -it all needs to be understood, you know, the cost of our network expansion in relation to revenue generation because we’re utilizing our own technology, we have a faster return on investment than most companies would in comparison for our market.

If you take, you know, XO Communication, Level 3 Communication, many of the top telephone companies that exist in the marketplace today, they have a cost basis of nine times ours and - from a CAPEX expense, and software expense, when they expanded to new services, new markets. Because we own the technology that we deploy into the network, we have a much smaller CAPEX cost in building the network, so we have much shorter time on our return on investment.

So if the customer is live on the network for a short period of time, we’ve already recovered the money to expand the network. We have much less risk.

Anthony Cataldo:	And I would also add that the company is in a very strong position relationship to its own technology and its own patents.

We have no notice from anybody that we’re - we know we’re very secure in the way we operate our business and in fact, the reverse holds true. We can leverage our patents out to the other marketplaces and that will become very obvious as this company moves forward.

All right. Thank you (Jimmy), I appreciate your two questions. Next question, please.

Operator:	Okay.

Again, please remember to limit yourself to one question per caller. Your next question comes from (Robert Edwards), a stockholder.

(Robert Edwards):	Morning Tony, Wilmington, North Carolina.

Anthony Cataldo:	Hey (Robert), how are you?

(Robert Edwards):	Let’s use (Bob).

Anthony Cataldo:	Yes (Bob).

(Robert Edwards):
I guess I’m limited to one question here now. But I was going to beat that dead horse a little bit more but I guess maybe we better - if we beat it much more, he’s not even - I mean, he’s going to come to life again.

But just quickly on that, I understand, Tony, that the naked short selling technique actually is not appropriate or may even be illegal. And I was hoping that somebody may be able to keep track of these things as they go through a period of time and say, “Well, this stock has a naked short position and let somebody know about it.”

Is that not true?

Anthony Cataldo:	Look, if the company is able to validate that there is trading within its company stock that is not appropriate, we would take appropriate action on that.

While that is something that we do think about and that we do look at, it is not our focus, all right, like I keep saying, I know it’s frustrating for all of you out there as well as it is for us.

The best thing that can happen to the company is the things that have already happened to the company over the last six months.

We’ve turned this thing around, we are not going out of business, we have signed significant customers into our network, we are continuing to do that and are on the verge of signing more deals as we move forward.

This is the best situation this company has ever been in and ultimately, we will win by running a fundamentally sound company that is an earnings-generating business.

The obsession and the, you know, the mental anguish that one faces while trying to figure out shorts and naked selling - is a - it’s a worthless proposition to pursue.

I’ve rather - our management focus on running the business, all of this will come back to us in a much better way once we continue - once the marketplace understands and realizes that this company is a growth company.

So yes, I know it’s frustrating for all of you but we’re not going to spin our wheels in trying to figure out who’s shorting what and what naked - you have regulatory agencies that are responsible for doing that. And as I said, if anything came through our light, we will just forward that onto those agencies.

Shawn Lewis:
Tony, I’d like to add too, you know, once you do see the change in the company, you know, within the marketplace, what the naked shorts do cause though will be large rally position because those naked shorts will need to start covering their positions.

So at some point, what you will see is them being caught out in the wind and it’s going to cause a large buying spree for them.

Operator:	Your next question comes from (Steven Rock), an individual investor.

(Steven Rock):	What’s up guys, how are you?

Anthony Cataldo:	Hey (Steven).

(Steven Rock):	I have one quick question. Obviously, as expected, as we’re speaking the stock is on its way back to 20 cents, we had an opportunity at 15 cents which we’ve talked about in the past.

When - at what point do we see you guys start to buyback your own stock as you invest your own capital and your infrastructure and building the organization.

Anthony Cataldo:	Well yeah, there’s two plans for the company.

One is to take our significant earnings, things that we anticipate will happen in the future and reinvest it into the network. The more money I give Shawn, and this is the first time that Shawn had a situation where money is actually rolling back into his network.

The more money I give Shawn and let Shawn do his thing and build the capacity of the company, the higher the revenue and earnings proposition for the company.

Secondly, once -you hit what we would determine as critical mass, then the positive cash can then be turned back into the repurchasing of the company’s stock and things like that.

When the company gets to that position, the market will be made aware of this as is part of the disclosure issue that you have to do at that point in time, but it is one of our goals.

(Steven Rock):	Okay, good. Because the Street tends to believe, even in the littlest amount of buying back, so we’d love to see that soon. Thanks guys.

Anthony Cataldo:	Right now, it’s more important for me to build more capacity than it is to go out there into the market and buying stock back right now.

Operator:	Your next question comes from (Ed Spencer), individual investor.

(Ed Spencer):	Good morning Tony and Shawn.

((Crosstalk))

(Ed Spencer):
You talked quite a bit about capacity, could you share with us a little bit more about what the current proven minute load capacity is at the beginning of the year, what you anticipate it being mid-year, and then by year end.

Shawn Lewis:	Yes, unfortunately, those numbers of proprietary, you know. What I will disclose at this point, through the first quarter, we had 143% increase. And that trend continues forward.

Anthony Cataldo:
Look, our network is significant enough to sign high profile telecom institutions out there and we continue to reinvest into our network and we’re very comfortable with our ability to continue this growth model.

Operator:	Your next question comes from (Tom Horkin), shareholder.

(Tom Horkin):	Good morning gentlemen.

((Crosstalk))

(Tom Horkin):	Okay. Maybe something different, the 911 subject has been a selling point for VoIP, Inc. since the beginning and we haven’t heard much about it lately.

And guys, my one question really has two parts to it, but they’re not two questions. First please, bring me up to date on the current usage and effectiveness of our system, for land-based 911 calling, and if it’s putting any extra money into our system.

And then if you would comment on an (AP) article that appeared yesterday in my local paper, it describes 911 is not working well with wireless location technology.

And (AP) says they have a preliminary copy of the report that will be issued in May by APCO, the Association of Public Safety Communication Officials. It does not name companies investigated, but says one of them - number one comes within 300 meters of the calling, 61% to 73% of the time. And the carrier number 2 achieves 80% to 90% of the time.

And the federal rules require companies using satellites to come within 150 meters rather than 300 meters and Shawn you would you get me some input on those two questions - two items.

Shawn Lewis:	Sure, I mean, pretty simple, 911 services represent a non-significant amount of revenue.

Services like 911 would more relate to, you know, variations in regulatory events that take place in the market all the time.

Next, you know, next up on the list is CALEA which is the Federal Wiretapping. All Voice over Internet Protocol companies are now required, you know, or will soon be required during the next couple of weeks to provide services for the federal government to be able to wiretap all Voice over IP communications.

That’s a significant impact as was 911 a year and a half ago where Voice over IP companies don’t have necessarily a large infrastructure that they maintain so they need to outsource those services from other companies.

As you can imagine, you know, that the number of 911 calls in relation to the number of normal telephone calls placed, or a number of calls that are being monitored for federal - for surveillance are minimal, in comparison to what actually transits the network but they still represent revenue opportunities to companies that can provide it. I mean you should expect us to release a wholesale solution for the federal wiretapping for CALEA, for many companies out there to utilize our services.

They may not represent significant revenues in comparison to, but they are significant products to help customers that exist in selecting us as their, you know, providers, to terminate minutes or originate local phone numbers as well as provide additional services to help these companies choose us because of what we can provide. I hope that helps.

Anthony Cataldo:
Yeah, one of the things that I think the marketplace will come to realize, that’s really not quite understood in the shareholder base, but is understood in the telecom companies that choose us to go forward is, it’s not just the significant technology that’s been developed here, and our ability to really be a one-stop shop, and that is, you know, for all of the different products and 911 and many, many, many other things we’re in really good shape there.

It is also the significant investment in money, but more importantly time in getting to where we are, a company regulated by the telecom industry with the ability to work in 38 states, and that is really - it doesn’t matter how many billions of dollars you have out there if you’re trying to get into this business, it’s a barrier to entry because it takes a lot of time.

You know, one document on interconnection deals is - can be 900 pages of legal work - we’ve got all of that behind us. And so, we can expand through our other markets quite easily with existing regulatory approvals.

All right, next question please.

Operator:	Your next question comes from (Jay Hollander), a private investor.

(Jay Hollander):	Good morning gentlemen, how are you today?

Anthony Cataldo:	We’re fine, thank you.

(Jay Hollander):
We - you’ve been talking a lot about some dilution in the stock with some of the provisions and what I was interested in understanding is - while our shareholders that are out on the street keep getting diluted, you also have your management team as dilution - anti-dilution provisions in it as well.

So we’re really not in the same bag with the option program as well as with your anti-dilution programs. And is there any - care to comment on that or…

Anthony Cataldo:	Well, you know, I’m happy with securing Shawn’s presence here in the company going forward because without him there would be no company.

And the deal that I cut was because we inherited an awful lot of, I will say, investment that at that time really was floorless; but I don’t think anybody is going to be disappointed with the results of the company now being in business and not going out of business and more importantly the growth aspect of the company in relationship to the contributions that Shawn has and myself and certain key personnel that we will add into the company. So, you know, again, we’re still concerned about dilution too.

Operator:	Your next question comes from (Thomas Reed), private investor.

(Thomas Reed):	Yes, hey Tony, hey Shawn. (Hey), I got a question on warrants.

When you were up here in Wilmington, you talked about a reduction in the price of the warrants. I want to know what that price is.

And you also mentioned that it would be three or four weeks after the stockholders meeting where we probably would be getting them, and I want to know where we are with it.

Anthony Cataldo:	We continue to look at the warrants as a very valuable instrument that the company has.

And the ability to restructure those warrants to help the company move forward with working capital, we are looking at it, we don’t have a decision as to it right yet, but it is something that interests us greatly.

(Thomas Reed):	So there’s no timing exactly when you think we’ll - that we’ll have the price.

You had mentioned a much lower price than a lot of us have right now when you were in Wilmington.

Anthony Cataldo:
We are checking right now with what our ability to do that is and how to go about during it and it takes - requires a lot of people to review the existing warrant agreements and get our attorneys’ opinions as to how to do that and like I said, we look at that as a valuable instrument for the company to move forward.

Operator:	Your next question comes from (Dan Philip), an individual shareholder.

(Dan Philip):
Yes, and maybe just pick up an additional 20,000 this morning. But anyhow, on your short sales, the easiest way to - find out any unfulfilled trades is to call your transfer agent. He’s the one who makes the registrations and the failure to delivers. The amount of failure to delivers is a naked short sales, that’s all, bye.

Anthony Cataldo:	Thank you.

Next question.

Operator:	Your next question comes from (Ken Waller), for (GMAC).

(Ken Waller):	Hi guys, how are you?

I got a very easy question for you. On your VoiceOne Web site under the network map, you - it says that you guys will be the second largest competitive local exchange carrier, who’s the first?

Shawn Lewis:	Level 3 with the acquisition of their Focal market side, I would tend to believe both the largest CLEC status for CLEC network today.

(Ken Waller):	Okay, thank you very much.

Shawn Lewis:	Sure.

Anthony Cataldo:	What I’ll remind people is Level 3 was acquired for, was it 1.6 billion of, Shawn, Broadwing or…

Shawn Lewis:	Right, they just bought Broadwing/Focal for $1.4 billion - $1.6 billion (unintelligible)..

Anthony Cataldo:	Right. A lot of people, you know, tend to compare us to a VoIP company. Yes we are a VoIP company, but we also can be modeled after companies like Level 3, probably more closely.

Operator:	You have a follow up question from (Dave Ebershoff) with (Islands and Highland).

Anthony Cataldo:	All right, (Dave).

(Dave Ebershoff):
Tony, I was - I’ve just been sitting here. I looked at the short squeeze.com, which is a site on shorts, and there’s only 0.2% of the stock that’s shorted at this point in time, 142,000 shares. So that’s 0.2 days to cover that shorts, so that’s pretty insignificant, I would think.

Anthony Cataldo:
Yeah. Look, you can’t value what’s out there in the market relationship to shorts. Naked selling doesn’t show up under anybody’s criteria. You don’t know. And that’s why, I keep saying, I know people will look at those things.

But, you know, our focus has to be on the things that we are currently focused on -- building the business.

And there are, you know, there are - even the regulatory agencies have a hard time tracking naked selling, you know, if you're alive on the Berlin exchange that comes back to haunt you, I mean, there’s all sorts of things that go on in that.

Our focus, again, can’t be that, it has to be on building our business.

(Dave Ebershoff):	I absolutely agree with you.

Man:	On - okay. Can we have our next question?

Operator:	Okay. At this time, there are no further questions.

Do you have any closing remarks gentlemen?

Anthony Cataldo:	Yes. First of all, I’d like to thank all of you for participating in today’s conference call.

We really do appreciate it. We are going to make it a habit to get out there and communicate with the market. We’ve held off communicating and having this type of conference call until we were far enough along in the restructuring and our business development in turning the company around, we’ve done that.

So you're going to start hearing from us more regularly in relationship with these types of calls and Shawn and I and Bob will continue to work our butts off, this is a 24/7 job for us. We really are very excited by what’s going on with the company’s prospects right now.

And you’ll see that evidenced by the company’s continued release of information through the press and through the 8-K filings.

So thank you very much Shawn. If you have anything you’d like to say, please go ahead.

Shawn Lewis:	No, I think you did a great job.

Anthony Cataldo:	All right.

Thanks all of you for participating and we look forward to hearing from you again, soon.

Operator:	This concludes today’s VoIP Bank Investor Conference Call, you may now disconnect.

END